UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2022 (January 2, 2022)

XERIS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40880	87-1082097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 N. LaSalle Street, Suite 1600

Chicago, IL 60601

(Address of Principal Executive Offices, including Zip Code)

1-844-445-5704

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XERS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 2, 2022, Xeris Biopharma Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Armistice Capital Master Fund Ltd. (the “Investor”), pursuant to which the Company agreed to issue to the Investor in a private placement (the “Private Placement”) (i) 10,238,908 shares of its common stock (the “Shares”) at a purchase price per Share of $2.93, which was the closing price of the Company’s common stock on December 31, 2021, resulting in gross proceeds of approximately $30.0 million and (ii) warrants (the “Warrants”) to purchase 5,119,454 shares of common stock at an exercise price of $3.223 per share, resulting in aggregate gross proceeds of approximately $16.5 million if fully exercised. The Private Placement is expected to close on January 3, 2022, subject to the satisfaction of customary closing conditions.

The Warrants will be exercisable on their issuance date and for five years from the earliest of the date (a) of effectiveness of the Resale Registration Statement (as defined below), (b) all of the Shares and Warrant Shares (as defined below) have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one-year anniversary of the date of closing provided that the holder of Shares or Warrant Shares is not an affiliate of the Company, or (d) all of the Shares and Warrant Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions.

The Shares, the Warrants and the shares of common stock issuable upon the exercise of the Warrants will be sold and issued without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

In connection with the Private Placement, the Company and the Investor also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement (the “Resale Registration Statement”) with the Securities and Exchange Commission following the closing of the Private Placement to register for resale the Shares and the shares of common stock issuable upon the exercise of the Warrants sold in the Private Placement (the “Warrant Shares”).

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the transaction, and not to provide investors with any other factual information regarding the Company. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The form of Purchase Agreement, the form of Registration Rights Agreement and the form of Warrant are filed as Exhibits 10.1, 10.2 and 4.1, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 3.02.	Unregistered Sale of Equity Securities.

The information contained above in Item 1.01 related to the Shares, the Warrants and the shares of common stock underlying the Warrants is hereby incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On January 3, 2022, the Company issued a press release announcing the signing of the Purchase Agreement. The full text of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

4.1	Form of Warrant.

10.1	Form of Securities Purchase Agreement between the Company and Armistice Capital Master Fund Ltd. dated as of January 2, 2022.

10.2	Form of Registration Rights Agreement between the Company and Armistice Capital Master Fund Ltd. dated as of January 2, 2022.

99.1	Press Release issued by the Company on January 3, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIS BIOPHARMA HOLDINGS, INC.
(Registrant)

By:	/s/ Steven M. Pieper
Name:	Steven M. Pieper
Title:	Chief Financial Officer

Date: January 3, 2022